Exhibit 99.3

September 23, 2004	File Reference: 31-40-30395

Board of Directors

Segmentz, Inc.

18302 Highwoods Preserve Parkway

Suite 100

Tampa, FL 33647

Gentlemen:

We have been asked to render an opinion (the “Opinion”) with respect to the fairness, from a financial point of view, to the shareholders (the “Shareholders”) of Segmentz, Inc. (“Segmentz”) of the acquisition of the stock of Express-1, Inc. of Buchanan, Michigan (“E-1” or the “Company”). The purchase price for 100% of E-1’s stock is $12.5 million as defined in the Stock Purchase Agreement, and is payable at Closing as follows:

a.)	$6 Million cash; and

b.)	Fifty Thousand (50,000) shares of common stock of Segmentz; and

c.)	Five Hundred Thousand (500,000) common stock purchase warrants, with an exercise price of $1.75 per share, exercisable for a period of 3 years from issuance, and containing a cashless exercise provision; and

d.)	Two Million Four Hundred Twenty-Eight Thousand Five Hundred and Seventy-One (2,428,571) common stock purchase warrants, with an exercise price of $1.75 per share, exercisable as follows:

-	285,714	May 15, 2006 to June 15, 2006
-	1,000,000	May 15, 2007 to June 15, 2007
-	1,142,857	May 15, 2008 to June 15, 2008

and;

e.)	Up to a total of Six Million Five Hundred Thousand Dollars ($6,500,000) payable to the sellers of E-1, annually, if, the Benchmark Revenue and Gross Profit Margin for the year in question has been met or exceeded, in either cash or shares of common stock of Segmentz, in each case as set forth below (each an “Annual Payment Amount”):

Board of Directors

Segmentz, Inc.

September 23, 2004

			Annual Payment Amount
Year Ended	Benchmark Revenues	Gross Profit Margins	Cash	Cash or Stock
12/31/2004	$19,000,000	NA	$1,250,000	NA
12/31/2005	$22,000,000	15%	$1,000,000	$500,000
12/31/2006	$26,000,000	15%	NA	$1,750,000
12/31/2007	$30,000,000	15%	NA	$2,000,000

Total			$2,250,000	$4,250,000

Based on our analysis, the calculated purchase price as of September 1, 2004, considering the estimated value of the options and payment timing factors, would be $11,500,000. The basis for our fairness opinion is both the stated (i.e., $12,500,000) and calculated (i.e., $11,500,000) purchase prices.

In the course of our analyses for rendering this opinion, we have:

1.	Reviewed the Stock Purchase Agreement dated August 9, 2004 and the Amendments to the Agreement dated August 30 and 31, 2004;

2.	Reviewed E-1’s annual reviewed financial statements, prepared by Plante & Moran, PLLC of Benton Harbor, MI, for the fiscal years ended December 31, 1999 through 2003;

3.	Reviewed the Company’s tax returns, prepared by Plante & Moran, PLLC of Benton Harbor, MI, for the tax years ended December 31, 2000 through 2003;

4.	Reviewed certain operating and financial information, including interim financial statements for the 8-month period ended August 31, 2004 and projections, provided to us by the Company’s management relating to the Company’s business and prospects;

5.	Met with certain members of E-1’s senior management to discuss the Company’s history, financial performance and future prospects;

6.	Toured E-1’s facilities and attended a driver orientation;

7.	Reviewed various market data detailing expectations for the industry and the economy, and its potential impact on the operations of the Company;

8.	Analyzed similar companies’ stocks that are traded on various public exchanges to determine market trading multiples for comparison with the subject’s stock purchase price;

Board of Directors

Segmentz, Inc.

September 23, 2004

9.	Performed a valuation analysis of the Company’s business enterprise;

10.	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have based our conclusion on a comparison of the purchase price of the stock (both stated and calculated) with a hypothetical going concern valuation of the Company’s equity. We have considered synergies that may or may not result from the acquisition, but we have not included them in our analysis.

In the course of our review, we have relied upon and assumed the accuracy of the financial and other information provided to us. We do not assume any responsibility for the information or projections provided to us. We have relied upon the assurances of the management of the “Company” that they are unaware of any facts that would make the information provided to us incomplete or misleading. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us as of the date hereof. This opinion does not address the “Company’s” underlying decision to effect the purchase of the stock.

It is understood that this letter is intended solely for the benefit and use of the Board of Directors of Segmentz, Inc. and is subject to the attached Assumptions and Limiting Conditions.

Based on the above referenced reviews and analyses, it is our opinion that the purchase of the stock of Express-1, Inc. as presented in the Stock Purchase Agreement is fair, from a financial point of view, to the shareholders of Segmentz, Inc.

We are independent of the management of Segmentz, Inc. and have no current or anticipated financial interest in either the Express-1, Inc. or Segmentz, Inc. Our compensation is not contingent on the results of our analysis.

Very truly yours,

/s/ Marshall & Stevens Incorporated

Board of Directors

Segmentz, Inc.

September 23, 2004

ASSUMPTIONS AND LIMITING CONDITIONS

Date of Opinion

We assume no responsibility for economic or physical factors occurring subsequent to the date of value which may affect the opinions reported.

Non-Appraisal Expertise

No opinion is intended to be expressed for matters which require legal or specialized expertise, investigation, or knowledge, beyond that customarily employed by us.

Information and Data

Information supplied by others that was considered in this analysis is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the opinion herein reported based upon consideration of additional or more reliable data that may become available subsequent to the issuance of this report.

Management

The opinions expressed herein assume the continuation of prudent management policies over whatever period of time is deemed reasonable and necessary to maintain the character and integrity of the subject business enterprise.

Purpose

All opinions are presented as Marshall & Stevens Incorporated’s considered opinion based on the facts and data obtained during the course of the investigation. This opinion has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

Unexpected Conditions

We assume there are no hidden or unexpected conditions associated with the subject property that might adversely affect our opinion. Further, we assume no responsibility for changes in market conditions.

Board of Directors

Segmentz, Inc.

September 23, 2004

Fee

The fee established for the formulation and reporting of these conditions has not been contingent upon the results of our analysis.

Future Events

The reader is advised that this opinion is heavily dependent upon future events with respect to industry performance, economic conditions, and the ability or lack there of for certain product lines and business divisions to meet certain performance levels. The operating projections are deemed to be reasonable and valid at the date of this appraisal; however, there is no assurance or implied guarantee that the assumed facts and circumstances will actually occur.